Exhibit 10.14

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is entered into by and between Gregory R. Blatt (“Executive”) and InterActiveCorp, a Delaware corporation (the “Company”), and is effective November 5, 2003 (the “Effective Date”).

WHEREAS, the Company desires to establish its right to the services of Executive, in the capacity described below, on the terms and conditions hereinafter set forth, and Executive is willing to accept such employment on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company have agreed and do hereby agree as follows:

1A.          EMPLOYMENT.  The Company agrees to employ Executive as Senior Vice President, General Counsel and Secretary and Executive accepts and agrees to such employment.  During Executive’s employment with the Company, Executive shall perform all services and acts necessary or advisable to fulfill the duties and responsibilities as are commensurate and consistent with Executive’s position and shall render such services on the terms set forth herein.  During Executive’s employment with the Company, Executive shall report directly to the Vice Chairman of the Company or such person(s) who report directly to the Chairman or Chief Executive Officer of the Company and have a title higher than Senior Vice President, as from time to time may be designated by the Company (hereinafter referred to as the “Reporting Officer”).  Executive shall have such powers and duties with respect to the Company as may reasonably be assigned to Executive by the Reporting Officer, to the extent consistent with Executive’s position and status.  Executive agrees to devote all of Executive’s working time, attention and efforts to the Company and to perform the duties of Executive’s position in accordance with the Company’s policies as in effect from time to time.  Executive’s principal place of employment shall be the Company’s offices located in New York, New York.

2A.          TERM OF AGREEMENT.  The term (“Term”) of this Agreement shall commence on the Effective Date and shall continue through the third anniversary of the Effective Date, unless sooner terminated in accordance with the provisions of Section 1 of the Standard Terms and Conditions attached hereto.

3A.          COMPENSATION.

                (a)           BASE SALARY.  During the Term, the Company shall pay Executive an annual base salary of $400,000 (the “Base Salary”), payable in equal biweekly installments or in accordance with the Company’s payroll practice as in effect from time to time.  For all purposes under this Agreement, the term “Base Salary” shall refer to Base Salary as in effect from time to time.

(b)             DISCRETIONARY BONUS.  During the Term, Executive shall be eligible to receive discretionary annual bonuses, provided that promptly following the Effective Date, the Company shall provide Executive with a bonus amount equal to $100,000, which amount shall reduce on a dollar for dollar basis Executive’s bonus for calendar year 2003.

(c)             RESTRICTED STOCK UNITS.  In consideration of Executive’s entering into this Agreement and as an inducement to join the Company, Executive shall be granted restricted stock units representing 35,000 shares of Common Stock of the Company (the “Restricted Stock Units”) pursuant to the Company’s Amended and Restated 2000 Stock and Annual Incentive Plan (the “Plan”) and a restricted stock unit agreement (the “Restricted Stock Unit Agreement”), subject to the approval by the Compensation Committee of the Board of Directors of the Company.  The Restricted Stock Units are subject to such performance conditions that the Compensation Committee has determined are advisable and appropriate to meet the conditions of Section 162(m) of the Internal Revenue Code of 1986, as amended.  The Restricted Stock Units shall vest and no longer be subject to any restriction in four equal installments on each of the second, third, fourth and fifth anniversaries of the Effective Date (the “Restriction Period”), subject to Executive’s continued employment with the Company and the satisfaction of the performance conditions for the Restricted Stock Units, provided that the Restricted Stock Units shall (i) fully vest and no longer be subject to any restrictions in the event of a Change in Control (as defined in the Plan), and (ii) in the event that Executive incurs a termination of employment (other than by reason of Executive’s death or Disability) by the Company without Cause (as defined in Section 1(c) of the Standard Terms and Conditions) or by Executive for Good Reason (as defined in Section 1(d) of the Standard Terms and Conditions), the Restricted Stock Units will vest and no longer be subject to any restriction in accordance with the schedule set forth on Exhibit A.  The terms of this Section 3A(c) shall be further supplemented by the terms of the Restricted Stock Unit Agreement.

(d)           BENEFITS.  From the Effective Date through the date of termination of Executive’s employment with the Company for any reason, Executive shall be eligible to participate in any welfare, health and life insurance, pension benefit and incentive programs as may be adopted from time to time by the Company on the same basis as provided to similarly situated executives of the Company generally.  Without limiting the generality of the foregoing, Executive shall be eligible for the following benefits:

(i)            Reimbursement for Business Expenses.  During the Term, the Company shall reimburse Executive for all reasonable and necessary expenses incurred by Executive in performing Executive’s duties for the Company, on the same basis as similarly situated executives generally and in accordance with the Company’s policies as in effect from time to time.

(ii)           Vacation.  During the Term, Executive shall be entitled to paid vacation per year, in accordance with the plans, policies, programs and practices of the Company applicable to similarly situated executives of the Company generally.

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4A.          NOTICES.  All notices and other communications under this Agreement shall be in writing and shall be given by first-class mail, certified or registered with return receipt requested or hand delivery acknowledged in writing by the recipient personally, and shall be deemed to have been duly given three days after mailing or immediately upon duly acknowledged hand delivery to the respective persons named below:

If to the Company:	InterActiveCorp
152 West 57th Street
New York, NY 10019
Attention: Vice Chairman

With a copy to:	Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York, 10019
Attention: Michael S. Katzke, Esq.

If to Executive:	At the most recent address on record for Executive at the Company.

Either party may change such party’s address for notices by notice duly given pursuant hereto.

5A.          GOVERNING LAW; JURISDICTION.  This Agreement and the legal relations thus created between the parties hereto shall be governed by and construed under and in accordance with the laws of the State of New York without reference to the principles of conflicts of laws.  Any and all disputes between the parties which may arise pursuant to this Agreement will be heard and determined solely before an appropriate federal court in New York, or, if not maintainable therein, then in an appropriate New York state court.  The parties acknowledge that such courts have jurisdiction to interpret and enforce the provisions of this Agreement, and the parties consent to, and waive any and all objections that they may have as to, personal jurisdiction and/or venue in such courts.

6A.          COUNTERPARTS.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.  Executive expressly understands and acknowledges that the Standard Terms and Conditions attached hereto are incorporated herein by reference, deemed a part of this Agreement and are binding and enforceable provisions of this Agreement.  References to “this Agreement” or the use of the term “hereof” shall refer to this Agreement and the Standard Terms and Conditions attached hereto, taken as a whole.

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IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement.

INTERACTIVECORP

/s/ Authorized Representative
By:
Title:

GREGORY R. BLATT

/s/ Gregory R. Blatt

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STANDARD TERMS AND CONDITIONS

1.             TERMINATION OF EXECUTIVE’S EMPLOYMENT.

(a)           DEATH.  Upon termination of Executive’s employment prior to the expiration of the Term by reason of Executive’s death, the Company shall pay Executive’s designated beneficiary or beneficiaries, within 30 days of Executive’s death in a lump sum in cash, (i) Executive’s Base Salary from the date of Executive’s death through the end of the month in which Executive’s death occurs and (ii) any Accrued Obligations (as defined in Section 1(f) below).

(b)           DISABILITY.  If, as a result of Executive’s incapacity due to physical or mental illness (“Disability”), Executive shall have been absent from the full-time performance of Executive’s duties with the Company for a period of four consecutive months and, within 30 days after written notice is provided to Executive by the Company (in accordance with Section 4A hereof), Executive shall not have returned to the full-time performance of Executive’s duties, Executive’s employment under this Agreement may be terminated by the Company for Disability.  During any period prior to such termination during which Executive is absent from the full-time performance of Executive’s duties with the Company due to Disability, the Company shall continue to pay Executive’s Base Salary at the rate in effect at the commencement of such period of Executive’s absence, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company.  Upon termination of Executive’s employment due to Disability, the Company shall pay Executive within 30 days of such termination (i) Executive’s Base Salary from the date of Executive’s termination of employment for Disability through the end of the month in which termination occurs in a lump sum in cash, offset by any amounts payable to Executive under any disability insurance plan or policy provided by the Company with respect to such month; and (ii) any Accrued Obligations (as defined in Section 1(f) below).

(c)           TERMINATION FOR CAUSE/RESIGNATION WITHOUT GOOD REASON.  The Company may terminate Executive’s employment under this Agreement with or without Cause at any time and Executive may resign under this Agreement with or without Good Reason at any time.   As used herein, “Cause” shall mean:   (i) the plea of guilty or nolo contendere to, or conviction for, a felony offense by Executive; provided, however, that after indictment, the Company may suspend Executive from the rendition of services, but without limiting or modifying in any other way the Company’s obligations under this Agreement; (ii) a material breach by Executive of a fiduciary duty owed to the Company; (iii) a material breach by Executive of any of the covenants made by Executive in Section 2 hereof; (iv) the willful or gross neglect by Executive of the material duties required by this Agreement; or (v) a knowing and material violation of any Company policy pertaining to ethics, wrongdoing or conflicts of interest.  Upon Executive’s (A) termination of employment by the Company for Cause prior to the expiration of the Term or (B) resignation without Good Reason prior to the expiration of the Term, this Agreement shall terminate without further obligation by the Company, except for the payment of any Accrued Obligations (as defined in Section 1(f) below).

(d)           TERMINATION BY THE COMPANY OTHER THAN FOR DEATH, DISABILITY OR CAUSE OR RESIGNATION BY EXECUTIVE FOR GOOD REASON.  Upon termination of Executive’s employment prior to expiration of the Term (i) by the Company without Cause (other than for death or Disability) or (ii) by Executive for Good Reason (as defined below), then (a) the Company shall continue to pay Executive the Base Salary through the end of the Term over the course of the then remaining Term, (b) the Company shall pay Executive within 30 days of the date of such termination in a lump sum in cash any Accrued Obligations (as defined in Section 1(f) below) and (c) the Restricted Stock Units shall vest and no longer be subject to restriction as provided in Section 3A(c) hereof.  The payment to Executive of the severance benefits described in this Section 1(d) shall be subject to Executive’s execution and non-revocation of a general release of the Company and its affiliates in a form substantially similar to that used for similarly situated executives of the Company and its affiliates and Executive’s compliance with the restrictive covenants set forth in Section 2 (other than any non-compliance that is immaterial, does not result in harm to the Company or its affiliates, and, if curable, is cured by Executive promptly after receipt of notice thereof given by the Company).  Executive acknowledges and agrees that the Company’s payment of severance benefits described in this Section 1(d) constitutes good and valuable consideration for such release.  As used herein, “Good Reason” shall mean the occurrence of any of the following without Executive’s prior consent:  (A) the Company’s material breach of any material provision of this Agreement, (B) the material reduction in Executive’s title, duties, reporting responsibilities or level of responsibilities as General Counsel of the Company, excluding for this purpose any such reduction that is an isolated and inadvertent action not taken in bad faith or that is authorized pursuant to this Agreement, (C) the reduction in Executive’s Base Salary, (D) the relocation of Executive’s principal place of employment outside the New York metropolitan area or (E) the failure to grant the Restricted Stock Units, provided that in no event shall Executive’s resignation be for “Good Reason” unless (x) an event or circumstance set forth in clauses (A) through (E) shall have occurred and Executive provides the Company with written notice thereof within a reasonable period of time after the Executive has knowledge of the occurrence or existence of such event or circumstance, which notice specifically identifies the event or circumstance that Executive believes constitutes Good Reason, (y) the Company fails to correct the circumstance or event so identified within 30 days after the receipt of such notice, and (z) the Executive resigns within 90 days after the date of delivery of the notice referred to in clause (x) above.

(e)           MITIGATION; OFFSET.  If Executive obtains other employment during the Term, any payments to be made to Executive under Section 1(d) hereof after the date such employment is secured shall be offset by the amount of compensation earned by Executive from such employment through the end of the Term.  For purposes of this Section 1(e), Executive shall have an obligation to inform the Company regarding Executive’s employment status following termination and during the period encompassing the Term, but shall have no affirmative duty to seek alternate employment.

(f)            ACCRUED OBLIGATIONS.  As used in this Agreement, “Accrued Obligations” shall mean the sum of (i) any portion of Executive’s accrued but unpaid Base Salary through the date of death or termination of employment for any reason, as the case may be; (ii) any compensation previously earned but deferred by Executive (together with any interest or earnings thereon) that has not yet been paid; (iii) other than in the event of Executive’s resignation without Good Reason or termination by the Company for Cause (except as required by applicable law), any portion of Executive’s accrued but unpaid vacation pay through the date of death or termination of employment; and (iv) any vested benefits or amounts that Executive is otherwise entitled to receive under any plan, policy, practice or program of or any other contract or agreement with the Company or its affiliates in accordance with the terms thereof.

2.                                       CONFIDENTIAL INFORMATION; NON-SOLICITATION; AND PROPRIETARY RIGHTS.

(a)           CONFIDENTIALITY.  Executive acknowledges that while employed by the Company, Executive will occupy a position of trust and confidence.  Executive shall not, except as is appropriate to perform Executive’s duties hereunder or as required by applicable law, disclose to others, use, copy, transmit, reproduce, summarize, quote or make commercial, whether directly or indirectly, any Confidential Information.  Executive will also take reasonable steps to safeguard such Confidential Information and prevent its loss, theft, or inadvertent disclosure to third persons.  This Section 2 shall apply to Confidential Information acquired by Executive whether prior or subsequent to the execution of this Agreement.  “Confidential Information” shall mean information about the Company or any of its subsidiaries or affiliates, and their respective clients and customers, including (without limitation) any proprietary knowledge, trade secrets, data, formulae, information and client and customer lists and all papers, resumes, and records (including computer records) of the documents containing such Confidential Information, provided that Confidential Information shall not mean any such information that is previously disclosed to, or in possession of, the public other than by reason of Executive’s breach of this Agreement.  Executive acknowledges that such Confidential Information is specialized, unique in nature and of great value to the Company and its subsidiaries or affiliates, and that such information gives the Company and its subsidiaries or affiliates a competitive advantage.  Executive agrees to deliver or return to the Company, at the Company’s request at any time or upon termination or expiration of Executive’s employment or as soon thereafter as possible, all documents, computer tapes and disks, records, lists, data, drawings, prints, notes and written information (and all copies thereof) furnished by the Company and its subsidiaries or affiliates or prepared by Executive in the course of Executive’s employment by the Company and its subsidiaries or affiliates.  As used in this Agreement, “affiliates” shall mean any company controlled by, controlling or under common control with the Company.

(b)           NON-SOLICITATION OF EMPLOYEES.  During the Term and for a period of 24 months following Executive’s date of termination of employment (the “Restricted Period”), Executive shall not, without the prior written consent of the Company, directly or indirectly, hire, recruit or solicit the employment or services of (whether as an employee, officer, director, agent, consultant or independent contractor), any employee, officer, director, agent, consultant or independent contractor of the Company or any of its subsidiaries or affiliates or any such person who has terminated his or her relationship with the Company or any of its subsidiaries or affiliates within the six-month period prior to such hiring, recruiting or soliciting (except for (i) such employment or hiring by the Company or any of its subsidiaries or affiliates or (ii) such employment or hiring by Executive of an agent, consultant or independent contractor where such the primary duties of such person are not for the Company).  This Section 2(b) shall not apply to any administrative assistant working directly for Executive.

(c)           NON-SOLICITATION OF BUSINESS PARTNERS.  During the Restricted Period, Executive shall not, without the prior written consent of the Company, directly or indirectly, persuade or encourage or attempt to persuade or encourage any business partners or business affiliates of the Company or its subsidiaries or affiliates to cease doing business with the Company or any of its subsidiaries or affiliates or to engage in any business competitive with the Company or its subsidiaries or affiliates on its own or with any of competitor of the Company or its subsidiaries or affiliates.

(d)           PROPRIETARY RIGHTS; ASSIGNMENT.  All Executive Developments (as defined below) shall be made for hire by Executive for the Company or any of its subsidiaries or affiliates.  “Executive Developments” means any discovery, invention, design, method, technique, improvement, enhancement, development, computer program, machine, algorithm or other work or authorship, in each case, (A) that (i) relates to the business or operations of the Company or any of its subsidiaries or affiliates, or (ii) results from or is suggested by any undertaking assigned to Executive or work performed by Executive for or on behalf of the Company or any of its subsidiaries or affiliates, whether created alone or with others, during or after working hours and (B) that is conceived or developed during the Term.  All Confidential Information and all Executive Developments shall remain the sole property of the Company or any of its subsidiaries or affiliates.  Executive shall acquire no proprietary interest in any Confidential Information or Executive Developments developed or acquired during the Term.  To the extent Executive may, by operation of law or otherwise, acquire any right, title or interest in or to any Confidential Information or Executive Development, Executive hereby assigns to the Company all such proprietary rights.  Executive shall, both during and after the Term, upon the Company’s request, promptly execute and deliver to the Company all such assignments, certificates and instruments, and shall promptly perform such other acts, as the Company may from time to time in its reasonable discretion deem necessary or desirable to evidence, establish, maintain, perfect, enforce or defend the Company’s rights in Confidential Information and Executive Developments.

(e)           COMPLIANCE WITH POLICIES AND PROCEDURES.  During the Term, Executive shall adhere to the policies and standards of professionalism set forth in the Company’s Policies and Procedures as they may exist from time to time.  Executive hereby consents to, and expressly authorizes, the Company’s use of Executive’s name and likeness in trade publications and other media for trade or commercial purposes.

(f)            REMEDIES FOR BREACH.  Executive expressly agrees and understands that the Company will have 30 days from receipt of Executive’s notice of any alleged breach by the Company of this Agreement to cure any such breach.

Executive expressly agrees and understands that the remedy at law for any breach by Executive of this Section 2 will be inadequate and that damages flowing from such breach are not susceptible to being measured in monetary terms.  Accordingly, it is acknowledged that upon Executive’s violation or threatened violation of any provision of this Section 2, the Company shall be entitled to obtain from any court of competent jurisdiction immediate injunctive relief and obtain a temporary order restraining any threatened or further breach as well as an equitable accounting of all profits or benefits arising out of such violation without the requirement of posting any bond.  Nothing in this Section 2 shall be deemed to limit the Company’s remedies at law or in equity for any breach by Executive of any of the provisions of this Section 2, which may be pursued by or available to the Company.

(g)           SURVIVAL OF PROVISIONS.  The obligations contained in this Section 2 shall, to the extent provided in this Section 2, survive the termination or expiration of Executive’s employment with the Company and, as applicable, shall be fully enforceable thereafter in accordance with the terms of this Agreement.  If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 2 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state.

3.             TERMINATION OF PRIOR AGREEMENTS/EXISTING CLAIMS.  This Agreement constitutes the entire agreement between the parties and terminates and supersedes any and all prior agreements and understandings (whether written or oral) between the parties with respect to the subject matter of this Agreement.  Executive acknowledges and agrees that neither the Company nor anyone acting on its behalf has made, and is not making, and in executing this Agreement, Executive has not relied upon, any representations, promises or inducements except to the extent the same is expressly set forth in this Agreement.  Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, whether or not written, with Executive’s most-recent employer (the “Previous Employer”) or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement.  Executive further represents that, prior to the Effective Date, he has disclosed in writing to the Company all material existing, pending or threatened claims against him, if any, as a result of his employment with the Previous Employer or his membership on any boards of directors.

4.             ASSIGNMENT; SUCCESSORS.  This Agreement is personal in its nature and none of the parties hereto shall, without the consent of the others, assign or transfer this Agreement or any rights or obligations hereunder; provided, that in the event of a merger, consolidation, transfer, reorganization, or sale of all, substantially all or a substantial portion of, the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of the Company’s successor-in-interest in such transaction, and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder, and all references herein to the “Company” shall refer to such successor.

5.             WITHHOLDING.  The Company shall make such deductions and withhold such amounts from each payment and benefit made or provided to Executive hereunder, as may be required from time to time by applicable law, governmental regulation or order.

6.             HEADING REFERENCES.  Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.  References to “this Agreement” or the use of the term “hereof” shall refer to these Standard Terms and Conditions and the Employment Agreement attached hereto, taken as a whole.

7.             WAIVER; MODIFICATION.  Failure to insist upon strict compliance with any of the terms, covenants, or conditions hereof shall not be deemed a waiver of such term, covenant, or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.  This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

8.             SEVERABILITY.  In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any law or public policy, only the portions of this Agreement that violate such law or public policy shall be stricken.  All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect.  Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement.

INTERACTIVECORP

/s/ Authorized Representative
By:
Title:

GREGORY R. BLATT

/s/ Gregory R. Blatt

Exhibit A

Termination Date	Percentage of Total Grant Vesting (inclusive of Restricted Stock Units granted hereunder previously vested)

On or prior to the first anniversary of the Effective Date	0%

Following the first anniversary of the Effective Date, but prior to the second anniversary of the Effective Date	25%

On or after the second anniversary of the Effective Date, but prior to the third anniversary of the Effective Date	50%

On or after the third anniversary of the Effective Date, but prior to the fourth anniversary of the Effective Date	75%

On or after the fourth anniversary of the Effective Date	100%